Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND between

BUSINESS FIRST BANCSHARES, INC.
BATON ROUGE, LOUISIANA

AND

RICHLAND STATE BANCORP, INC.
Rayville, LOUISIANA

DATED AS OF June 1, 2018

i

ii

EXHIBITS

FORM OF BANK MERGER AGREEMENT	EXHIBIT A
FORM OF VOTING AGREEMENT	EXHIBIT B
FORM OF DIRECTOR SUPPORT AGREEMENT	EXHIBIT C
FORM OF RELEASE	EXHIBIT D
CONFIDENTIAL SCHEDULES

iii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 1, 2018, by and between Business First Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BFST”) and Richland State Bancorp, Inc., a Louisiana corporation and registered bank holding company (“RSBI”).

WITNESSETH:

WHEREAS, BFST owns all of the issued and outstanding shares of capital stock of Business First Bank, a Louisiana state non-member bank based in Baton Rouge, Louisiana (“BF Bank”);

WHEREAS, RSBI owns all of the issued and outstanding shares of capital stock of Richland State Bank, a Louisiana state non-member bank based in Rayville, Louisiana (“Richland State Bank”);

WHEREAS, the respective boards of directors of RSBI and BFST have determined that it is desirable and in the best interests of their respective companies and shareholders to enter into a strategic business combination through the merger (the “Merger”) of the RSBI with and into BFST;

WHEREAS, for federal income tax purposes, the parties intend that the Merger be treated and qualify as a tax-free reorganization within the meaning of the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, with this Agreement being adopted as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations;

WHEREAS, the parties intend that, following the Merger, Richland State Bank will merge with and into BF Bank, with BF Bank surviving the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the respective boards of directors of RSBI and BFST have approved this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, as a condition and inducement to BFST’s willingness to enter into this Agreement, each director and executive officer of RSBI and Richland State Bank has executed and delivered to BFST an agreement to vote in favor of the Merger at any RSBI shareholders’ meeting called for the purpose of considering such matter, and each non-employee director of RSBI and Richland State Bank has executed and delivered to BFST a non-competition and confidentiality agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, the parties agree as follows:

Article I
DEFINITIONS; INTERPRETATION

Section 1.01     Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:

“Acquisition Agreement” is defined in Section 9.04D.

“Acquisition Proposal” is defined in Section 9.04E.

“Acquisition Transaction” is defined Section 9.04F.

“Adjusted Tangible Shareholders’ Equity” is defined in Section 2.06.

“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power to direct the management of such Entity through voting rights, ownership or contractual obligations.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Aggregate Cash Consideration” is defined in Section 2.05C.

“Aggregate Cash Equivalent Stock Consideration” is defined in Section 2.08.

“Aggregate Merger Consideration” is defined in Section 2.05C.

“Aggregate Stock Consideration” is defined in Section 2.05C.

“Agreement” is defined in the Preamble.

“AJCA” means the American Jobs Creation Act of 2004, as amended.

“Approved Distributions” is defined in Section 2.06.

“Average Index Price” is defined in Section 9.01F.

“Average Quoted Price” is defined in Section 9.01F.

“Bank Merger” is defined in Section 2.01.

“Bank Merger Agreement” is defined in the Recitals.

“Banking Laws” is defined in Section 4.05A.

“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“BF Bank” is defined in the Recitals.

“BF Bank Stock” is defined in Section 4.02A

“BFST” is defined in the Preamble.

“BFST Annual Financial Statements” is defined in Section 4.04.

“BFST Board” means the Board of Directors of BFST.

“BFST Common Stock” means the common stock of BFST, par value $1.00 per share.

“BFST Expenses” is defined in Section 9.04A(i).

“BFST Interim Financial Statements” is defined in Section 4.04.

“Business Day” means any day other than a Saturday, a Sunday or a day on which Louisiana state banks are authorized or required to be closed.

“Certificate” is defined in Section 2.12A.

“Change in Recommendation” is defined in Section 7.03A.

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Data Conversion” is defined in Section 7.14.

“Determination Date” is defined in Section 2.06.

“Disclosing Party” is defined in Section 7.07A.

“Dissenting Share” is defined in Section 2.10.

“Effective Time” is defined in Section 3.04.

“Employment Agreement” is defined in Section 7.18D.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means the Entity designated by BFST to effect the exchange of RSBI Stock for the Aggregate Merger Consideration. Unless otherwise designated, the Exchange Agent will be American Stock Transfer & Trust Company, LLC.

“FDIA” means the Federal Deposit Insurance Act, as in effect on the date of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, police, regulatory, or taxing, including any international, federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a Party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” is defined in Section 7.17A.

“IRS” means the Internal Revenue Service.

“Knowledge,” “knowledge” or any variation thereof means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its board of directors and senior executive officers, after reasonable due inquiry.

“LBCA” means the Louisiana Business Corporation Act, La. Rev. Stat. §§12:1 et seq.

“Legal Requirement” means collectively, with respect to a Person, any (i) federal, state, local, municipal or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (ii) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (iii) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

“Loan” means all evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”).

“Material Adverse Change” means any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, management, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or the ability of such Party to timely perform its obligations under this Agreement, except for any such effects resulting from: (a) changes in general economic or political conditions or the securities or financial markets in general; (b) acts of terrorism, war (whether or not declared) or armed conflicts; (c) changes in GAAP; (d) changes occurring generally in the banking industry; (e) any action taken by a Party in accordance with this Agreement or the transactions contemplated by this Agreement (or the announcement thereof to third parties or the public in accordance with the terms of this Agreement) or as required by law; or (f) changes in laws after the date of this Agreement; provided, in the case of clauses (a), (b), (c), (d) or (f), except to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other Entities in the banking industry in Louisiana.

“Merger” is defined in the Recitals.

“Minimum Merger Consideration” is defined in Section 9.01F.

“Notice Period” is defined in Section 9.01E(i).

“Option Payment” is defined in Section 2.08.

“Option Termination Agreement” is defined in Section 2.08.

“Outstanding RSBI Shares” is defined in Section 2.05C.

“Party” or “parties” means BFST and RSBI.

“Per Share Cash Consideration” is defined in Section 2.05D.

“Per Share Cash Equivalent Stock Consideration” is defined in Section 2.08.

“Per Share Merger Consideration” is defined in Section 2.05D.

“Per Share Stock Consideration” is defined in Section 2.05D

“Person” means any natural individual or any Entity.

“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.

“Proxy Statement/Prospectus” is defined in Section 7.03B.

“Recipient Party” is defined in Section 7.07A.

“Release” is defined in Section 7.18C.

“Representatives” means, with respect to any Person, its directors, officers, employees, members, partners, shareholders, agents, representatives or advisers (including attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisers).

“Requisite Regulatory Approvals” is defined in Section 7.09.

“Retention Agreement” is defined in Section 7.18E.

“Richland State Bank” is defined in the Recitals.

“Richland State Bank Call Report” is defined in Section 5.06.

“RSBI” is defined in the Preamble.

“RSBI Audited Statements” is defined in Section 5.05.

“RSBI Board” means the Board of Directors of RSBI.

“RSBI Contracts” is defined in Section 5.13.

“RSBI Employees” is defined in Section 7.12A.

“RSBI Employee Plan” is defined in Section 5.28A.

“RSBI Financial Statements” is defined in Section 5.05.

“RSBI Intellectual Property” is defined in Section 5.17A.

“RSBI Meeting” is defined in Section 7.03A.

“RSBI Options” is defined in Section 2.08.

“RSBI Personal Property” is defined in Section 5.11.

“RSBI Real Property” is defined in Section 5.10A.

“RSBI Shareholder Approval” is defined in Section 7.03A.

“RSBI Stock” means the common stock, $5.00 par value per share, of RSBI.

“RSBI Unaudited Statements” is defined in Section 5.05.

“S Election Date” is defined in Section 5.14J.

“S-4 Registration Statement” is defined in Section 7.03B.

“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Starting Price” is defined in Section 9.01F.

“Subject Information” is defined in Section 7.07A.

“Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Superior Proposal” is defined in Section 9.04G.

“Surviving Bank” is defined in Section 2.01.

“Surviving Corporation” is defined in Section 2.01.

“Tail Policy” is defined in Section 2.06.

“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology Related Contracts” is defined in Section 7.14.

“Termination Fee” is defined in Section 9.04A(i).

“Trading Determination Date” is defined in Section 9.01F.

“Transaction Expenses” is defined in Section 2.06.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.

“Treasury Shares” means all shares of RSBI Stock, if any, that are held by RSBI or Richland State Bank, other than (i) shares of RSBI Stock held, directly or indirectly, in trust or managed accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of RSBI Stock held in respect of a debt previously contracted.

Section 1.02     Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Preamble or Recitals or a Section or Schedule, such reference is to the Preamble or Recitals to, a Section of, or Schedules to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of the Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

Article II
THE MERGER

Section 2.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, RSBI will merge with and into BFST in accordance with the LBCA. BFST will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the LBCA. At the Effective Time, the separate corporate existence of RSBI will cease. Immediately following the Merger, BFST will cause the merger of Richland State Bank with and into BF Bank (“Bank Merger”), with BF Bank as the surviving bank in the Bank Merger (“Surviving Bank”), on the terms and subject to the conditions set forth in the Bank Merger Agreement.

Section 2.02     Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in Section 1107 of the LBCA and this Agreement. Without limiting the generality of and subject to the foregoing and subject to Section 1107(A)(9) of the LBCA, all of the property, rights, privileges, powers and franchises of RSBI will vest in BFST, and all debts, liabilities, obligations, restrictions and duties of RSBI will become the debts, liabilities, obligations, restrictions and duties of BFST. The name of the Surviving Corporation will be “Business First Bancshares, Inc.”

Section 2.03     Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of BFST as in effect at the Effective Time.

Section 2.04     Directors and Executive Officers. At the Effective Time and until thereafter changed in accordance with applicable Legal Requirement or the Constituent Documents of the Surviving Corporation, the members of the board of directors of BFST at the Effective Time shall be the board of directors of the Surviving Corporation. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the senior officers of BFST immediately prior to the Effective Time shall be the senior officers of the Surviving Corporation.

Section 2.05     Merger Consideration. At the Effective Time, by virtue of this Agreement and without any further action on the part of any shareholder of BFST or RSBI:

A.     All shares of RSBI Stock, other than Treasury Shares, will be cancelled and converted into the right to receive the consideration described in Section 2.05C–Section 2.05E.

B.     All of the issued and outstanding shares of common stock of BFST will remain issued and outstanding as the stock of the Surviving Corporation.

C.    All of the shares of RSBI Stock outstanding immediately prior to the Effective Time (the “Outstanding RSBI Shares”) shall be converted into and represent the right to receive aggregate merger consideration (the “Aggregate Merger Consideration”) consisting of: (i) an aggregate of $10,627,737 in cash, less the aggregate amount of the Aggregate Cash Equivalent Stock Consideration to be paid to Option Holders as set forth in Section 2.08 (the “Aggregate Cash Consideration”), and (ii) an aggregate of 1,679,608 shares of BFST Common Stock (the “Aggregate Stock Consideration”), unless such consideration is otherwise adjusted as provided in Section 2.06 below.

D.      At the Effective Time, all Outstanding RSBI Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the allocable portion of the Aggregate Merger Consideration. Each such Outstanding RSBI Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive: (i) an amount of cash (the “Per Share Cash Consideration”) equal to the quotient obtained by dividing (a) the Aggregate Cash Consideration by (b) the number of outstanding shares of RSBI Stock on a fully diluted basis; and (ii) a number shares of BFST Common Stock (the “Per Share Stock Consideration”) equal to the quotient obtained by dividing (a) the Aggregate Stock Consideration by (b) the number of Outstanding RSBI Shares (together with the Per Share Cash Consideration, the “Per Share Merger Consideration”), unless such Per Share Cash Consideration and/or Per Share Stock Consideration is otherwise adjusted as provided in Section 2.06.

E.     Notwithstanding anything in this Agreement to the contrary, BFST will not issue any fractional shares of BFST Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, BFST shall pay to each former holder of RSBI Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Quoted Price (as defined in Section 9.01F) by (ii) the fraction of a share of BFST Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.05.

F.     Notwithstanding anything in this Agreement to the contrary, any holder of RSBI Stock who properly perfects such holder’s appraisal rights in connection with the Merger by following the exact procedure required by the LBCA will be entitled to receive payment of the fair value, as contemplated in the LBCA, paid in cash for such holder’s shares of RSBI Stock in accordance with and to the extent required under the applicable provisions of the LBCA in lieu the allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E; provided, however, that if such holder fails in any respect to strictly comply with the procedural requirements to perfect the holder’s appraisal rights under the applicable provisions of the LBCA, such holder will be entitled only to receive his or her allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. RSBI will give prompt written notice to BFST of any communications received from any shareholder of RSBI related to the exercise of, or indicating an intent to exercise appraisal rights.

G.     Treasury Shares, if any, will be canceled and extinguished without any conversion thereof or consideration therefor.

Section 2.06     Adjustment to Merger Consideration for Equity Capital. The Aggregate Merger Consideration assumes that RSBI will deliver at least $34,600,000 of Adjusted Tangible Shareholders’ Equity (defined below) to BFST at the Closing, less Approved Distributions (defined below). Distributions by RSBI in respect of the RSBI Stock in excess of customary S Corporation distributions permitted pursuant to Section 6.01E shall be made only with written consent of BFST (“Approved Distributions”), which Approved Distributions shall result in a dollar-for-dollar reduction in (a) the Aggregate Cash Consideration and (b) the threshold amount of $34,600,000 of RSBI’s Adjusted Tangible Shareholder’s Equity. In the event RSBI’s Adjusted Tangible Shareholders’ Equity, calculated as of a date that is within ten days prior to the Closing (the “Determination Date”) is less than $34,600,000, or any lesser amount that shall result from Approved Distributions, the Aggregate Merger Consideration will be reduced, on a dollar for dollar basis, through a reduction in the Aggregate Cash Consideration and/or the Aggregate Stock Consideration, in BFST’s sole discretion. For the purposes of a reduction in the Aggregate Stock Consideration pursuant to this Section 2.06, each share of BFST Common Stock shall be valued at the Average Quoted Price. For purposes of this Agreement, the “Adjusted Tangible Shareholders’ Equity” of RSBI will equal the sum of the capital stock, surplus and undivided profits of RSBI, on a consolidated basis in accordance with GAAP, consistently applied, including the effect of any unrealized gains or losses on available-for-sale securities as of April 30, 2018, and excluding any goodwill and the effect of any unrealized gains or losses on available-for-sale securities after April 30, 2018, and up to $5,400,000 in Transaction Expenses on a pre-tax basis. For purposes of this Agreement, “Transaction Expenses” includes the following, whether or not paid or accrued by RSBI at or prior to the Determination Date: (a) the amount of all costs and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby (including, without limitation, any professional fees) which are payable by RSBI or any of its Subsidiaries; (b) the amount of any fees and commissions payable by RSBI or any of its Subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the Merger or the Bank Merger; (c) the amount of the accrual through the Closing Date in accordance with GAAP of any future benefit payments due by RSBI or Richland State Bank under any salary continuation, deferred compensation or other similar agreements of RSBI or Richland State Bank; (d) the amount of any cost to fully fund and liquidate any RSBI Employee Plan and to pay all related expenses and fees to the extent such termination is requested by BFST; (e) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation, or other similar arrangement, or severance, noncompetition, retention or bonus arrangement between the RSBI, Richland State Bank and any other person; (f) the amount of all contract termination fees, penalty or liquidated damages associated with the termination of RSBI’s or Richland State Bank’s contracts with any third-party service provider, including without limitations, the amount of any contract termination fees, penalty or liquidated damages associated with the termination of RSBI’s or Richland State Bank’s contracts with any third-party provider of electronic banking and data processing services prior to or following the Closing Date; (g) the cost of tail insurance premiums for the past acts and extended reporting period insurance coverage under RSBI’s current directors’ and officers’ insurance policy (or comparable coverage) a period of four (4) years following the Closing Date (the “Tail Policy”); and (h) the cost of any post-closing utilization by BFST or BF Bank of RSBI’s or its Subsidiaries’ data processing agreement(s) and conversion costs related to the migration or conversion of data processing systems from Richland State Bank to BF Bank.

Section 2.07     Anti-Dilutive Adjustment. The aggregate number of shares of BFST Common Stock to be exchanged for each share of RSBI Stock shall be adjusted appropriately to reflect any change in the number of shares of BFST Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to BFST Common Stock, received or to be received by holders of BFST Common Stock, when the record date or payment occurs prior to the Effective Time.

Section 2.08     Treatment of Stock Options. No later than fifteen (15) days prior to the Effective Time, RSBI will cause all holders of outstanding stock options of RSBI Stock (such stock options, the “RSBI Options”), whether or not vested, to (i) exercise, or agree in writing to exercise immediately prior to closing, such RSBI Options or (ii) agree to the cancellation of such RSBI Options and release of any claims thereunder pursuant to the terms of an option termination agreement, the form of which shall be reasonably acceptable to BFST (each, an “Option Termination Agreement”), which will provide for a cash payment equal to the sum of the Per Share Cash Consideration and the Per Share Cash Equivalent Stock Consideration (each, an “Option Payment”) and the full release of any claims related to such RSBI Options against RSBI and Richland State Bank. For purposes of this Agreement, “Per Share Cash Equivalent Stock Consideration” shall mean the Per Share Stock Consideration multiplied by the Average Quoted Price, less the exercise price of such option; and the “Aggregate Cash Equivalent Stock Consideration” shall mean the aggregate Per Share Cash Equivalent Stock Consideration to be paid to RSBI optionholders. Prior to the Effective Time, RSBI shall take all actions as necessary to give effect to such transactions, including, without limitation, entering into Option Termination Agreements with the holders of RSBI Options, the payment of Option Payments, and the adoption of any necessary amendments to the applicable plans and award agreements. The Option Payments shall be treated as compensation and shall be payable by RSBI net of any applicable federal and state income and employment withholding taxes.

Section 2.09     Effect on BFST Common Stock. The Merger will have no effect on the shares of BFST Common Stock issued and outstanding immediately prior to the Effective Time.

Section 2.10     Dissenting Shares. Each share of RSBI Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s rights of appraisal by following the exact procedure required by under the LBCA, is referred to herein as a “Dissenting Share.” Each Dissenting Share owned by each holder thereof who has not effectively withdrawn or lost his or her appraisal rights, shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to Section 2.05 and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the LBCA. If any holder of any Dissenting Shares shall effectively withdraw or lose his appraisal rights under the applicable provisions of the LBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Merger Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of Section 2.05.

Section 2.11     Rights as Shareholders; Stock Transfers. At the Effective Time, holders of RSBI Stock will cease to be, and will have no rights as, shareholders of RSBI, other than rights to receive (i) any then unpaid dividend or other distributions on RSBI Stock having a record date before the Effective Time and (ii) allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E upon compliance with the exchange procedures described in Section 2.12. From and following the Effective Time, the stock transfer books of RSBI will be closed, and there will be no transfers on the stock transfer books of RSBI of the shares of RSBI Stock that were outstanding immediately prior to the Effective Time.

Section 2.12     Exchange Procedures.

A.     Immediately prior to the Effective Time, BFST shall deposit with the Exchange Agent, for the benefit of the holders of the Certificates, an amount of cash equal to the Aggregate Cash Consideration. As soon as practicable after the Effective Time, BFST will instruct the Exchange Agent, at the cost of BFST, to mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of RSBI Stock (the “Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for such holder’s allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E, and (iii) include such other reasonable provisions as BFST may specify and which are consistent with the terms of this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or BFST, the holder of such Certificate will be entitled to receive such holder’s allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. The Exchange Agent will cancel or cause to be cancelled the Certificates surrendered in accordance with this Section 2.12 and will deliver or cause to be delivered the cancelled Certificates to BFST. All costs for services of Exchange Agent, as contemplated herein, shall be paid by BFST.

B.     BFST may withhold all distributions on the shares of BFST Common Stock held by any shareholder prior to the surrender of his or her Certificate(s) in accordance with the exchange procedures described in this Section 2.12. No interest will be paid or will accrue to the holders of the Certificate(s) with respect to the Aggregate Merger Consideration or any distributions on BFST Common Stock withheld in accordance with this paragraph. Subject to the effect of applicable escheat or similar laws, following the proper surrender of a Certificate as described in this Section 2.12, BFST will pay to the holder of such Certificate(s) the amount of any distributions that had been withheld in accordance with this paragraph.

C.     Any portion of the Aggregate Merger Consideration that remains unclaimed by the shareholders of RSBI for six (6) months after the Exchange Agent mails the transmittal materials to such shareholders will be returned to the Surviving Corporation upon demand, and holders of Certificate(s) who have not complied with the exchange procedures described in this Section 2.12 will look only to the Surviving Corporation, and not the Exchange Agent, for the payment of their allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. Notwithstanding anything herein to the contrary, none of BFST, RSBI, or any Exchange Agent will be liable to any former holder of RSBI Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws.

D.     If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by BFST or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as BFST may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E due to such Person under this Agreement.

Section 2.13     Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2.14     Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BFST may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of RSBI as a result of such modification, (ii) the consideration to be paid to holders of RSBI Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

Article III
THE CLOSING AND THE CLOSING DATE

Section 3.01     Time and Place of the Closing and Closing Date. On a date to be determined by BFST and RSBI, which date will be within fifteen (15) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods (the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents to determine whether all of the conditions set forth in Article VIII have been satisfied or waived and whether any condition exists that would permit a Party to this Agreement to terminate this Agreement. If no such condition then exists or if no Party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree.

Section 3.02     Actions to be Taken at the Closing by BFST. At the Closing, BFST will execute and acknowledge (where appropriate) and deliver or cause to be delivered to RSBI, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to RSBI’s obligations to close hereunder):

A.     A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BFST, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BFST of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Constituent Documents of BFST; and (iii) the incumbency and true signatures of those officers of BFST duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;

B.     A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of BFST, acting solely in his official capacity, certifying that the conditions to Closing described in Section 8.03A and Section 8.03B have been satisfied;

C.     Evidence reasonably satisfactory to RSBI that all consents and approvals required to be obtained by BFST from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 4.07 of the Schedules have been obtained and are in full force and effect; and

D.     All other documents required to be delivered to RSBI by BFST under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by RSBI or its counsel.

Section 3.03     Actions to be Taken at the Closing by RSBI. At the Closing, RSBI will execute and acknowledge (where appropriate) and deliver or cause to be delivered to BFST, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to BFST’s obligations to close hereunder):

A.     A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of RSBI, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of RSBI of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of RSBI of this Agreement and the transactions contemplated by the Agreement; (iii) the Constituent Documents of RSBI; (iv) a true and correct list of record shareholders of RSBI as of the Closing Date; and (v) the incumbency and true signatures of those officers of RSBI duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

B.     A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of RSBI, acting solely in his official capacity, certifying that the conditions to Closing described in Section 8.02A, Section 8.02B, Section 8.02D and Section 8.02E have been satisfied;

C.     Evidence reasonably satisfactory to BFST that all consents and approvals required to be obtained by RSBI from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.09 of the Schedules have been obtained and are in full force and effect; and

D.     All other documents required to be delivered to BFST by RSBI under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by BFST or its counsel.

Section 3.04     Effective Time. The Merger will become effective on the date and at the time (the “Effective Time”) following the Closing specified in the Certificate of Merger issued by the Louisiana Secretary of State; provided, however, that the parties will use commercially reasonable efforts to cause the Merger to become effective on the Closing Date.

Article IV
REPRESENTATIONS AND WARRANTIES OF BFST

Except as specifically set forth in a Section to the Schedules, BFST makes the following representations and warranties to RSBI as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 4.01     Organization and Qualification.

A.     BFST is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. BF Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

B.     BFST and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

C.     BF Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.

Section 4.02     Capitalization.

A.     The authorized capital stock of BFST consists of 55,000,000 shares of BFST Common Stock, $1.00 par value, 10,271,931 shares of which are outstanding as of May 8, 2018, and 5,000,000 shares of preferred stock, no par value, none of which are issued and outstanding as of the date of this Agreement. BFST owns all of the issued and outstanding shares of common stock, $1.00 par value, of BF Bank (“BF Bank Stock”). All of the issued and outstanding shares of BFST Common Stock and BF Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

B.     At the Effective Time, the shares of BFST Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.03     Execution and Delivery; No Violation.

A.     BFST has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. BFST has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by BFST. Assuming due authorization, execution and delivery by RSBI, this Agreement constitutes the legal, valid and binding obligation of BFST, enforceable against BFST in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

B.     Subject to the receipt of any regulatory consents and approvals set forth in Section 4.07 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute: (i) a breach or violation of any provision of the Constituent Documents of BFST or BF Bank; (ii) a violation of any Legal Requirement applicable to BFST, BF Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of BFST or BF Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which BFST or BF Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 4.04     BFST Financial Statements.

A.     BFST has furnished or made available to RSBI true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, which contains BFST’s audited consolidated balance sheets as of December 31, 2017 and 2016, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015 (the “BFST Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2018, September 30, 2017, June 30, 2017 and March 31, 2017, as filed with the SEC, which contain BFST’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, 2018, September 30, 2017, June 30, 2017 and March 31, 2017 (the “BFST Interim Financial Statements”).

B.     The BFST Annual Financial Statements and BFST Interim Financial Statements have been prepared from the books and records of BFST and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the BFST Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of BFST for the periods then ended, which may be filed by BFST with the SEC subsequent to the date hereof, will be prepared from the books and records of BFST and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP.

Section 4.05     Compliance with Laws and Regulatory Filings.

A.     BFST and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Legal Requirement relating to BFST or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, the “Banking Laws”).

B.     Neither BFST nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

C.     BF Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” BF Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.

Section 4.06     SEC Reports. BFST has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Securities and Exchange Commission pursuant to the Exchange Act of 1934 for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.07    Consents and Approvals. Except as disclosed in Section 4.07 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by BFST or BF Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.08     Absence of Certain Changes or Events. Since December 31, 2017, BFST and BF Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Change on BFST or BF Bank has occurred.

Section 4.09     Representations Not Misleading. No representation or warranty by BFST contained in this Agreement, nor any statement, exhibit or schedule furnished to RSBI by BFST under or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by BFST.

Article V
REPRESENTATIONS AND WARRANTIES OF RSBI

Except as specifically set forth in a Section to the Schedules, RSBI makes the following representations and warranties to BFST as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 5.01     Organization and Qualification.

A.     RSBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. Richland State Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each of RSBI’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Louisiana.

B.     RSBI and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

C.     Richland State Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.

D.     Except as disclosed in Section 5.01D of the Schedules, other than Richland State Bank, RSBI has no equity interest, direct or indirect, in any bank or corporation or in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by RSBI has not been conducted through any other direct or indirect Subsidiary of RSBI. Except as disclosed in Section 5.01D of the Schedules, Richland State Bank has no equity interest, direct or indirect, in any other bank or corporation or in any other Entity, except as acquired (i) in the ordinary course of business as part of the investment portfolio of Richland State Bank or (ii) through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Richland State Bank has not been conducted through any other direct or indirect Subsidiary of Richland State Bank.

E.     All of the issued and outstanding shares of the common stock of Richland State Bank are owned by RSBI free and clear of any Lien with respect thereto.

Section 5.02     Capitalization.

A.     The authorized capital stock of RSBI consists of 600,000 shares of common stock, par value $5.00 per share, 98,553 shares of which are issued and outstanding. The outstanding shares of RSBI Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of RSBI, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on RSBI Stock have been paid. Except as disclosed in Section 5.02A of the Schedules, there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating RSBI to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of RSBI. There are no outstanding contractual obligations of RSBI to vote or dispose of any shares of the capital stock of RSBI. Except as disclosed in Section 5.02A of the Schedules, there are no shareholder agreements, voting trusts or similar agreements relating to the RSBI Stock to which RSBI is a party.

B.     The authorized capital stock of Richland State Bank consists of 110,000 shares of common stock, par value $5.00 per share, 102,500 of which are issued and outstanding. The outstanding shares of common stock of Richland State Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of Richland State Bank, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on the common stock of Richland State Bank have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Richland State Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Richland State Bank. There are no outstanding contractual obligations of Richland State Bank to vote or dispose of any shares of the capital stock of Richland State Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of Richland State Bank to which Richland State Bank is a party.

Section 5.03     Execution and Delivery; No Violation.

A.     RSBI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. RSBI has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by RSBI. Assuming due authorization, execution and delivery by BFST, this Agreement constitutes the legal, valid and binding obligation of RSBI, enforceable against RSBI in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

B.     Subject to the receipt of any regulatory consents and approvals set forth in Section 5.09 and the expiration of related waiting periods, and neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of RSBI or Richland State Bank; (ii) a violation of any Legal Requirement applicable to RSBI, Richland State Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of RSBI or Richland State Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which RSBI or Richland State Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 5.04     Compliance with Laws and Regulatory Filings.

A.     Except as disclosed in Section 5.04A of the Schedules, RSBI and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Banking Laws. Neither RSBI nor Richland State Bank have had or suspected any material incidents of fraud or defalcation involving RSBI, Richland State Bank or any of their respective officers, directors or Affiliates during the last two years. Each of RSBI and Richland State Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Richland State Bank that are designed to properly monitor transaction activity (including wire transfers).

B.     RSBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with all Governmental Authorities having supervisory jurisdiction over RSBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except as set forth in Section 5.04B of the Schedules, there is no unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of RSBI or Richland State Bank.

C.     None of RSBI or its Subsidiaries, or to the Knowledge of RSBI, any director, officer, employee, agent or other Person acting on behalf of RSBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of RSBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of RSBI or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of RSBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of RSBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for RSBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for RSBI or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

D.     Richland State Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Richland State Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.

Section 5.05     RSBI Financial Statements. RSBI has furnished to BFST true and complete copies of (i) the audited consolidated financial statements of RSBI as of and for the years ended December 31, 2017, 2016 and 2015, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “RSBI Audited Statements”), and (ii) the unaudited consolidated financial statements of RSBI as of and for the three months ended March 31, 2018, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “RSBI Unaudited Statements” and, together with the RSBI Audited Statements, the “RSBI Financial Statements”). The RSBI Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the RSBI Unaudited Statements, were prepared in accordance with the books of account and other financial records of RSBI and Richland State Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows (other than cash flows for the RSBI Unaudited Statements) of RSBI and Richland State Bank, as applicable, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved. The RSBI Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.06     Richland State Bank Call Reports. RSBI has furnished BFST with true and complete copies of the Reports of Condition and Income of Richland State Bank as of and for each period during the year ended December 31, 2017 and as of and for the period ended March 31, 2018 (each, a “Richland State Bank Call Report”). Each Richland State Bank Call Report fairly presents, in all material respects, the financial position of Richland State Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the Richland State Bank Call Reports contain items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.07     Undisclosed Liabilities. RSBI has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any RSBI Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between RSBI and Richland State Bank), that is not reflected in or disclosed in the RSBI Financial Statements or the Richland State Bank Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the RSBI Financial Statements or the Richland State Bank Call Reports, respectively or (b) as disclosed in Section 5.07 of the Schedules.

Section 5.08     Proceedings. Except as set forth in Section 5.08 of the Schedules, there are no Proceedings pending or, to the Knowledge of RSBI, threatened against RSBI or any of its Subsidiaries, and RSBI has no Knowledge of any basis on which any such Proceedings could be brought. Neither RSBI nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 5.09    Consents and Approvals. Except for the approval of the shareholders of RSBI or as disclosed in Section 5.09 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by RSBI or Richland State Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.10     Real Property Owned or Leased.

A.     Section 5.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by RSBI or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “RSBI Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, RSBI Real Property, title insurance policies for RSBI Real Property that is owned by RSBI or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFST.

B.     Except as set forth in Section 5.10A of the Schedules, no lease or deed with respect to any RSBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such RSBI Real Property pertaining to its current primary business purpose.

C.     None of the buildings and structures located on any RSBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any RSBI Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change on RSBI or Richland State Bank. No condemnation proceeding is pending or, to RSBI’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any RSBI Real Property in the manner in which it is currently being used.

D.     Except as set forth in Section 5.10A of the Schedules, RSBI or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all RSBI Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the RSBI Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant immovable property.

E.     All buildings and other facilities used in the business of RSBI and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 5.11     Personal Property. Except as set forth in Section 5.11 of the Schedules, each of RSBI and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “RSBI Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the RSBI Financial Statements and (ii) such other liens, charges imperfections of title and encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant RSBI Personal Property. Subject to ordinary wear and tear, the RSBI Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 5.12     Absence of Certain Changes or Events. Since December 31, 2017, RSBI has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices or as disclosed in Section 5.12 of the Schedules:

A.     Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B.     Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

C.     Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D.     Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

E.     Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

F.     Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent RSBI Financial Statement or Richland State Bank Call Report;

G.     Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except in conjunction with the settlement of litigation described in Section 5.12L) of material value;

H.     Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

I.     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or RSBI Proprietary Right (as defined in Section 5.17) or modified any existing rights with respect thereto;

J.     Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

K.     Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

L.     Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $50,000;

M.     Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

N.     Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;

O.     Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P.     Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP; or

Q.     Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through P. above.

Section 5.13     Certain Leases, Contracts and Agreements.

A.     Except as set forth in Section 5.13 of the Schedules (the “RSBI Contracts”), neither RSBI nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)     employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii)     bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii)     any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)     contract or commitment for capital expenditures;

(v)     material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi)     contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii)     contract, agreement or letter with respect to the management or operations of RSBI or Richland State Bank imposed by any Governmental Authority having supervisory jurisdiction over RSBI or RSBI Bank;

(viii)     note, debenture, agreement, contract or indenture related to the borrowing by RSBI or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix)     guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x)     agreement with or extension of credit to any executive officer or director of RSBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding RSBI Stock, or any affiliate of such Person;

(xi)     agreement with any executive officer or director of RSBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding RSBI Stock or any affiliate of such Person, relating to bank owned life insurance;

(xii)     lease of immovable property;

(xiii)     any agreement containing covenants that limit the ability of RSBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, RSBI (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);

(xiv)     any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;

(xv)     any agreement pursuant to which RSBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; or

(xvi)     contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

B.     Each RSBI Contract is legal, valid and binding on RSBI or its Subsidiaries, as the case may be, and to the Knowledge of RSBI, the other parties thereto, enforceable against RSBI or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Each of RSBI and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each RSBI Contract and there are no existing defaults by RSBI or its Subsidiary, as the case may be, or, to the Knowledge of RSBI, the other party thereunder and there are no allegations or assertions of such by any party under such RSBI Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each RSBI Contract has been delivered or made available to BFST.

Section 5.14     Taxes and Tax Returns.

A.     Subject to applicable extension periods, RSBI and its Subsidiaries have filed all Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either RSBI or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by RSBI or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either RSBI or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither RSBI nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where RSBI or any Subsidiary does not file Tax Returns that RSBI or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of RSBI or any Subsidiary that arose in connection with any failure (or alleged failure) of RSBI or any Subsidiary to pay any Tax, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that RSBI or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

B.     RSBI and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

C.     There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of RSBI or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which RSBI or any Subsidiary has Knowledge based upon contact with any agent of such authority. Section 5.14C of the Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to RSBI or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. RSBI has made available to BFST correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by RSBI and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

D.     Neither RSBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

E.     RSBI has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither RSBI nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4. Except as set forth in Section 5.14E of the Schedules, neither RSBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which RSBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than RSBI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

F.     Neither RSBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

G.     Neither RSBI, any of its Subsidiaries nor BFST will be required to include any item of income in, nor will RSBI, any of its Subsidiaries or BFST be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

H.     Neither RSBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

I.     The unpaid Taxes of RSBI and its Subsidiaries (i) did not, as of December 31, 2017, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in RSBI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RSBI and its Subsidiaries in filing its Tax Returns.

J.     RSBI made an election to be treated as an S corporation under Subchapter S of the Code effective January 1, 2008 (the “S Election Date”) and RSBI has continued to qualify as an S corporation since such election for all periods up to and including the Closing Date. Effective as of the S Election Date, Richland State Bank made a valid election to be taxed as a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) for federal income tax purposes and such election has at all times since the S Election Date remained validly in effect and will remain validly in effect for all periods up to and including the Closing Date. Neither RSBI nor Richland State Bank has, in the past 5 years (i) acquired assets from another corporation in a transaction in which RSBI or Richland State Bank’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. RSBI and Richland State Bank are not currently and will not at any time before the Closing Date be liable for any Tax under Section 1374 of the Code.

K.     To RSBI’s Knowledge, for any tax year of RSBI beginning after the S Election Date, each RSBI shareholder's treatment of Subchapter S items with respect to RSBI is consistent with the manner in which RSBI has filed its Tax Returns, and no audit by the IRS of any RSBI shareholder has occurred.

L.     Since the S Election Date, RSBI has not been required to include in income any material adjustment pursuant to Code §481 by reason of a voluntary change in accounting method initiated by RSBI, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by RSBI). No dividend or other distribution declared or paid by RSBI since the S Election Date has exceeded the portion of RSBI’s “accumulated adjustments account” (within the meaning of Treasury Regulation Section 1.1368-2) properly allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by RSBI before the Effective Time will exceed the portion of RSBI’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.

M.     RSBI has not been subject to any disallowance of interest expense under Section 291(a)(3) of the Code (or any similar provision of state, local, or foreign Tax law) since the S Election Date.

Section 5.15     Insurance.  A true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance) owned or held by or on behalf of either RSBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 5.15 of the Schedules.B.      All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by RSBI or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all Legal Requirements and all agreements to which RSBI or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by RSBI and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. No insurer under any such policy or bond has canceled or indicated to RSBI or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither RSBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither RSBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance since December 31, 2012.

Section 5.16    No Material Adverse Change. Since December 31, 2017, there has not been any Material Adverse Change with respect to RSBI, nor has any event or condition occurred that has resulted in, or, to the Knowledge of RSBI, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.

Section 5.17     Proprietary Rights.

A.     Section 5.17A of the Schedules contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (the “RSBI Intellectual Property”) presently owned or held by RSBI or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract. RSBI and its Subsidiaries own or have the right to use and continue to use the RSBI Intellectual Property in the operation of their business. Neither RSBI nor any Subsidiary is, to RSBI’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has RSBI or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

B.     Neither RSBI nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of RSBI or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the RSBI Intellectual Property.

Section 5.18     Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of April 30, 2018, of all securities, including municipal bonds, owned by RSBI and Richland State Bank. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by RSBI and Richland State Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 5.18 of the Schedules also discloses any Person in which the ownership interest of RSBI, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. To RSBI’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of such securities.

Section 5.19     Certain Loans and Related Matters.

A.     Except as set forth in Section 5.19A of the Schedules, as of April 30, 2018, neither RSBI nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been or, in the exercise of reasonable diligence by RSBI or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of RSBI or any of its Subsidiaries, or any 10% or more shareholder of RSBI, or any Person controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to RSBI or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over RSBI or any of its Subsidiaries and which violation is reasonably likely to result in a Material Adverse Change on RSBI or Richland State Bank.

B.     Section 5.19B of the Schedules contains the “watch list” of loans of Richland State Bank as of September 30, 2017, December 31, 2017, March 31, 2018, and April 30, 2018. To the Knowledge of RSBI, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on RSBI’s or Richland State Bank’s ordinary course of business and safe and sound banking principles.

Section 5.20     Loan Portfolio and Reserve for Loan Losses.

A.     All Loans of RSBI or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither RSBI nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. Except as set forth in Section 5.20A of the Schedules, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and RSBI has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

B.     The credit files of RSBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to RSBI or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of RSBI or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).

C.     The allowance for loan losses shown on RSBI Financial Statements as of December 31, 2017 was, and the allowance for loan losses to be shown on any financial statements of RSBI or Richland State Bank, or Consolidated Reports of Condition and Income of Richland State Bank, as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of RSBI or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 5.21     Employee Relationships. The relations of each of RSBI and its Subsidiaries with its respective employees are satisfactory. Neither RSBI nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. RSBI and its Subsidiaries have complied with all laws relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to RSBI or any Subsidiary that RSBI or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 5.21 of the Schedules, to the Knowledge of RSBI, no key executive officer or manager of RSBI or Richland State Bank or any group of employees of RSBI or Richland State Bank has or have any present plans to terminate their employment with RSBI or Richland State Bank.

Section 5.22     Environmental Laws. RSBI and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither RSBI nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 5.22 of the Schedules, to the knowledge of RSBI, no RSBI Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by RSBI or its Subsidiaries or owned, operated or leased by RSBI or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To RSBI’s Knowledge, (a) RSBI Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by RSBI or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by RSBI or any of its Subsidiaries. RSBI has made available to BFST all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to RSBI Real Property, any immovable property formerly owned or operated by RSBI or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of RSBI or any of its Subsidiaries.

Section 5.23     Regulatory Matters.

A.     Except as set forth on Section 5.23 of the Schedules, neither RSBI nor Richland State Bank is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has RSBI been notified by any Governmental Authority that it is considering initiating any such Proceeding.

B.     Neither RSBI nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does RSBI or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals

Section 5.24    Accounting Controls. Each of RSBI and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 5.25     Books and Records. The minute books, stock certificate books and stock transfer ledgers of each of RSBI and Richland State Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of RSBI or Richland State Bank that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of each of RSBI and Richland State Bank have been made available for inspection by BFST.

Section 5.26   Trust Business. Neither RSBI nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither RSBI nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 5.27     Guaranties. Except for items in the process of collection in the ordinary course of Richland State Bank’s business, none of the obligations or liabilities of RSBI or Richland State Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has RSBI or Richland State Bank guaranteed the obligations or liabilities of any other Person.

Section 5.28     Employee Benefit Plans.

A.     Section 5.28A of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of RSBI or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by RSBI or any of its ERISA Affiliates or to which RSBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of RSBI or any of its ERISA Affiliates or with respect to which RSBI or any of its ERISA Affiliates has any Liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, a “RSBI Employee Plan”). There is no pending or, to the Knowledge of RSBI, threatened Proceeding relating to any RSBI Employee Plan. All of the RSBI Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. To the Knowledge of RSBI, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the RSBI Employee Plans which is likely to result in the imposition of any penalties or Taxes upon RSBI or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any RSBI Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.

B.     Neither RSBI nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any RSBI Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. To the Knowledge of RSBI, each RSBI Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such RSBI Employee Plan. RSBI has provided or made available copies of (i) each RSBI Employee Plan, (ii) the most recent summary plan descriptions of each RSBI Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any RSBI Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each RSBI Employee Plan, (v) the most recent determination, advisory or opinion letter issued by the IRS with respect to each RSBI Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each RSBI Employee Plan, and (vii) the most recent audited financial statements for each RSBI Employee Plan for which audited statements are required by ERISA.

C.     Neither RSBI nor any ERISA Affiliate (as defined below) has any Liability with respect to a Multiemployer Plan. Neither RSBI nor any ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any multiemployer plan, as defined by Section 3(37) of ERISA (a “Multiemployer Plan,”) and neither RSBI, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither RSBI nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and neither RSBI nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

D.     There does not now exist, nor, to the Knowledge of RSBI, do any circumstances exist that could result in, any Controlled Group Liability of RSBI or any of its Subsidiaries now or following the Closing.

E.     Except as set forth in Section 5.28E of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of RSBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment from RSBI or any of its Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of RSBI or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by RSBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

F.     Except as set forth in Section 5.28F of the Schedules, there are no outstanding compensatory equity awards with respect to shares of the capital stock of RSBI, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of RSBI or any ERISA Affiliate.

G.     No RSBI Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA §407(d)). Except as set forth in Section 5.28G of the Schedules, each RSBI Employee Plan may be amended or terminated at any time by RSBI or Richland State Bank subject only to regulations promulgated under the Code, ERISA, and the regulations of the Pension Benefit Guaranty Corporation and without RSBI or Richland State Bank making any additional contributions to such RSBI Employee Plan.

H.     Except as set forth in Section 5.28H of the Schedules, there are no claims for worker’s compensation benefits arising out of occurrences prior to the Closing Date.

I.     Each RSBI Employee Plan that is a nonqualified deferred compensation plan subject to Code §409A has been operated in compliance with Code §409A since January 1, 2005. No RSBI Employee Plan that would be a nonqualified deferred compensation plan subject to Code §409A but for the effective date provisions that are applicable to §409A, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

Section 5.29     Deposits. Except as set forth in Section 5.29 of the Schedules, no deposit of Richland State Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 5.30     Derivative Contracts. Neither RSBI nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the BFST Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 5.31     Brokers. Except as set forth in Section 5.31 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RSBI or any of its Subsidiaries.

Section 5.32    Exercise of Appraisal Rights. RSBI has no Knowledge of any plan or intention on the part of any shareholder of RSBI to make written demand for payment of the fair value of such holder’s shares of RSBI Stock in the manner provided in Section 2.05F.

Section 5.33    Fairness Opinion. Prior to the execution of this Agreement, RSBI has received a written opinion from National Capital, LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Aggregate Merger Consideration to be received by the shareholders of RSBI under his Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 5.34    Representations Not Misleading. No representation or warranty by RSBI contained in this Agreement, nor any statement, exhibit or schedule furnished to BFST by RSBI under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by RSBI.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01     Forbearances of RSBI. RSBI agrees that from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Schedules, as expressly contemplated by this Agreement or as required by Legal Requirement, without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

A.     Banking Operations. Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies;

B.     Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

C.     Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants, other than upon the exercise of the RSBI Options prior to the Closing;

D.     Stock Awards. Issue, grant, or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of RSBI or Richland State Bank, or any securities convertible its shares of such stock;

E.     Dividends, Distributions and Repurchases. Except for (a) customary S corporation distributions to shareholders in the approximate amount of Tax liabilities associated with the earnings of Richland State Bank and RSBI on the same terms and in accordance with past practices, and (b) Approved Distributions, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

F.     Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

G.     Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

H.     Constituent Documents. Amend its Constituent Documents or those of its Subsidiaries;

I.      Accounting Methods. Implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP;

J.     Adverse Actions. Knowingly take or omit to take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

K.    Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

L.    Employee Arrangements. Except for changes in employee compensation consistent with past practice for employees that are not executive employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;

M.   Proceedings. Settle any Proceeding involving the payment by it of monetary damages in excess of $50,000 in the aggregate or imposing a restriction on the operations of RSBI or its Subsidiaries;

N.    Continuing Contracts. Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13 of the Schedules;

O.    Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

P.     Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

Q.    Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

R.     Investment Securities. Sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency;

S.     Material Loans. Commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $500,000 without BFST’s consent, which consent BFST will be deemed to have given, unless it objects to the Loan within three Business Days of receiving a notice from RSBI (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material Loan terms;

T.     Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan to a borrower or to a known related interest of a borrower who has a loan with Richland State Bank that is classified as “substandard”;

U.    Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions; or

V.     Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02     Affirmative Covenants of the Parties. Each of the Parties agrees that, from the date of this Agreement until the Effective Time, except with the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to:

A.     Ordinary Course. Conduct its business and the business of its Subsidiaries in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;

B.     Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

C.     Existing Agreements. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

D.     Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such Party;

E.    Taxes. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

F.     Withholding. Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;

G.     Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;

H.     Accounting. Account for all transactions and prepare all financial statements and all call reports in accordance with GAAP, as applicable.

I.      Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

J.     Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate proceedings.

Article VII
COVENANTS

Section 7.01     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each Party will cooperate fully with, and furnish information to, the other Party to that end.

Section 7.02     Litigation and Claims. Each Party will promptly notify the other Party in writing of any Proceeding pending or, to the Knowledge of such Party, threatened against any Party or any of its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 7.03     Shareholder Approval; Change of Recommendation; Proxy Statement/ Prospectus.

A.     RSBI will submit to its shareholders for their approval this Agreement and any other matters required to be approved or adopted by its shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, the board of directors of RSBI will take all actions necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “RSBI Meeting”), as promptly as practicable after the S-4 Registration Statement has been declared effective by the SEC, to consider and vote upon approval of this Agreement as well as any other appropriate matters, and will recommend that the shareholders of RSBI vote to approve the Agreement and the Merger. The RSBI Board shall not make any third party or public communication proposing or announcing an intention to withdraw, amend or modify in a manner adverse to BFST its recommendation (a “Change in Recommendation”) and will use its commercially reasonable efforts to obtain the necessary approvals by RSBI’s shareholders of this Agreement and the transactions contemplated hereby (the “RSBI Shareholder Approval”). Notwithstanding the foregoing, if RSBI has complied with Section 7.08, the RSBI Board may effect a Change in Recommendation and cease such efforts if RSBI or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the RSBI Shareholder Approval that the RSBI Board has (i) determined in its good faith judgment (after consultation with its financial advisors, if any, and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with its outside legal counsel) that the failure to effect a Change in Recommendation would cause or is reasonably likely to cause it to violate its fiduciary duties under applicable law.

B.     BFST and RSBI will jointly prepare the Proxy Statement/Prospectus to be submitted to the shareholders of RSBI in connection with the RSBI Meeting (as defined below), and BFST shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by BFST in connection with the issuance of shares of BFST Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”) and will use commercially reasonable efforts to make all necessary filings in respect of the S-4 Registration Statement within forty-five (45) days following the date hereof. BFST and RSBI shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of BFST or its Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. BFST and RSBI each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of RSBI. BFST shall also use commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

C.     BFST and RSBI each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders of RSBI and at the time of the meeting of shareholders of RSBI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it becomes aware that (1) any information furnished by it would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or (2) any material fact necessary to make the statements therein not false or misleading has been omitted, it will promptly inform the other Party thereof and take appropriate steps to correct or amend the Proxy Statement/Prospectus. BFST and RSBI will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Section 7.04     Consents and Approvals.

A.     BFST will use commercially reasonable efforts, and RSBI will reasonably cooperate with BFST at the BFST’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.07 of the Schedules.

B.     RSBI will use commercially reasonable efforts, and BFST will reasonably cooperate with RSBI at the RSBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.09 of the Schedules.

Section 7.05    Public Disclosure. No Party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other Party, nor will any Party issue any such communication or make such public statement without the consent of the other Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement.

Section 7.06     Access; Information.

A.     Except as prohibited by any Legal Requirement, upon reasonable notice from the other Party, each Party will (and will cause each of its Subsidiaries to): (i) afford the other Party and its employees, officers and authorized Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records (and those of its Subsidiaries) during normal business hours so that such other Party may have the opportunity to make such reasonable investigation as it will desire to make of the affairs of such Party and its Subsidiaries, and (ii) furnish such other Party with such additional financial and operating data and other information as to its business and properties as such other Party may, from time to time, reasonably request. Neither Party nor any of its Subsidiaries will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

B.     As soon as practicable after they become available, each Party will deliver or make available to the other Party all unaudited monthly and quarterly financial information prepared for the internal use of management of such Party and all Consolidated Reports of Condition and Income filed by such Party and its Subsidiary(ies) after the date of this Agreement.

C.     No access or investigation by a Party of the business and affairs of the other Party under this Section 7.06 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such other Party in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to the Party’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to the Party under this Agreement.

Section 7.07     Confidentiality.

A.     Each Party (such Party when disclosing information being the “Disclosing Party,” and such Party when receiving information being the “Recipient Party”) acknowledges that any information, materials and documentation of the other Party that it receives or observes under this Agreement or in connection with the Merger, either before or after execution of this Agreement, relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party, is confidential (“Subject Information”); provided, however, that Subject Information will not include information that (i) is or becomes available to the public other than as a result of a disclosure by the Recipient Party, (ii) was known to the Recipient Party or in its possession prior to its disclosure to the Recipient Party, (iii) becomes available to the Recipient Party from a source other than the Disclosing Party, provided that such information is not known by the Recipient Party to have been provided in breach of a confidentiality agreement with the Disclosing Party or in breach of a contractual, legal or fiduciary obligation to the Disclosing Party, or (iv) is or was developed independently by the Recipient Party without reference to confidential information provided by the Disclosing Party.

B.     Each Recipient Party will use, and will cause its Representatives to use, commercially reasonable efforts to protect and maintain the confidentiality of such Subject Information; provided, however, that the foregoing will not prevent the Recipient Party from disclosing or making available such information (i) on a confidential basis to its Representatives for the purpose of carrying out the Merger, (ii) to the extent required by a Legal Requirement, or (iii) in connection with obtaining any Requisite Regulatory Approval. Prior to disclosing or making available such information to its Representatives, the Recipient Party will inform its Representatives of the confidential nature of the Subject Information and will direct its Representatives to treat the Subject Information confidentially. The Recipient Party will be strictly liable for any breach of these confidentiality provisions by its Representatives.

C.     In the event of termination of this Agreement for any reason, the Recipient Party will promptly return to the Disclosing Party all written material containing or reflecting any Subject Information other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient Party by such Governmental Authority. In making any such filing, the Recipient Party will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

Section 7.08     Acquisition Proposals.

A.     Neither RSBI, its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other Person with respect to any Acquisition Proposal or any transaction which is reasonably expected to lead to an Acquisition Proposal; provided, however, that none of the foregoing will prohibit RSBI or its Subsidiaries or Representatives from informing any Person of the restrictions set forth in this Section 7.08A or from contacting any Person or its Representatives who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions of that Acquisition Proposal for the purpose of determining whether it constitutes or is reasonably likely to result in a Superior Proposal.

B.     Notwithstanding anything to the contrary in Section 7.08A, if RSBI has complied with Section 7.08A and RSBI or its Representatives receives an unsolicited bona fide Acquisition Proposal from another Person before the RSBI Shareholder Approval that the RSBI Board has (i) determined in its good faith judgment (after consultation with RSBI’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with RSBI’s outside legal counsel) that the failure to take such action would cause, or is reasonably expected to cause, it to violate its fiduciary duties under applicable law, then RSBI or its Representatives may furnish information to and enter into discussions and negotiations with such other Person, provided that such Person executes appropriate confidentiality agreement that is no less protective of RSBI’s confidential information than the confidentiality provisions set forth in Section 7.07 of this Agreement.

C.     RSBI agrees to notify BFST in writing (which may be electronically) within two (2) business days after receipt of an unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Person making the Acquisition Proposal and the material terms of the Acquisition Proposal. RSBI represents that as of the date of this Agreement, it is not engaged in any existing activities, discussions or negotiations with any Person that relates to any Acquisition Proposal, other than the transactions contemplated by this Agreement. RSBI will, and will cause each of its Subsidiaries to, take the necessary steps to inform the appropriate Persons referred to in this Section 7.08 of the obligations undertaken in this Section 7.08.

D.     Nothing in this Agreement shall impair BFST’s ability to engage in any discussions or enter into any agreements with respect to any mergers, acquisitions of financial institutions or other assets, or other similar transactions; provided, however, that BFST shall not take any action or omit to take any action that would, or is reasonably likely to, (i) materially delay or impede the consummation of the transactions contemplated by this Agreement (including without limitation materially delay or impede the S-4 Registration Statement from being declared effective by the Security and Exchange Commission, or materially delay or impede receipt of all Requisite Regulatory Approvals); (ii) prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code; or (iii) result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions set forth in Sections 8.01 and 8.03 not being satisfied, or (3) a material violation of any provision of this Agreement. BFST will communicate with RSBI regarding any offer it has made to acquire control of any financial institution other than RSBI.

Section 7.09     Regulatory Applications.

A.     Each Party will cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will use commercially reasonable efforts to make all necessary filings in respect of the Requisite Regulatory Approvals within thirty (30) days following the date hereof. Each Party may review in advance, and to the extent practicable each will consult with the other, in each case subject to any Legal Requirement relating to the exchange of information, with respect to all public portions of any applications or other material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable. Each Party will consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated by this Agreement.

B.     Each Party will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, assets, liabilities, business, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.10     Disclosure Schedules. At least five (5) days prior to the Closing, each Party will deliver to the other Party updated Schedules reflecting any material changes to the Schedules between the date of this Agreement and the Closing Date.

Section 7.11     Notification of Certain Matters.

A.     BFST will promptly notify RSBI in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by BFST in, or any information disclosed on the Schedules provided to RSBI by BFST under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of BFST contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by RSBI under this Section 7.11A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of BFST in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to RSBI’s obligation to consummate the Merger or any remedies available to RSBI under this Agreement.

B.     RSBI will promptly notify BFST in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by RSBI in, or any information disclosed on the Schedules provided to BFST by RSBI under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of RSBI contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by BFST under this Section 7.11B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of RSBI in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to BFST’s obligation to consummate the Merger or any remedies available to BFST under this Agreement.

Section 7.12     Employee Matters.

A.     To the extent requested by BFST, RSBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require to cause the freeze, amendment or termination of any RSBI Employee Plan terms satisfactory to BFST and in accordance with all Legal Requirements, to be effective as of the Effective Date or at any time thereafter in the sole discretion of BFST. BFST agrees that the employees of RSBI and its Subsidiaries who continue their employment after the Closing Date (the “RSBI Employees”) will be entitled, subject to Section 7.12B, to either (i) continue participation in any continuing RSBI Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of BFST and BF Bank, in accordance with the respective terms of such plans and programs, and BFST will take all actions reasonably necessary or appropriate to facilitate coverage of the RSBI Employees in such plans and programs from and after the Closing Date. To the extent that BFST desires to maintain the effectiveness of any RSBI Employee Plan, RSBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require in furtherance of the transfer of such RSBI Employee Plan to BFST on terms satisfactory to BFST and in accordance with all Legal Requirements. Notwithstanding the foregoing, after the Closing Date, the assets of Richland State Bank’s 401(k) retirement plan will be provided with the opportunity to be transferred to BF Bank’s 401(k) retirement plan, and to the extent permissible under the terms of such plan, each RSBI Employee will be entitled to credit for past service with Richland State Bank for the purpose of satisfying any eligibility or vesting periods under BF Bank’s 401(k) retirement plan. The Parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.

B.     Each RSBI Employee will be entitled to credit for prior service with RSBI for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for RSBI Employees who are terminated within six months following the Effective Time, which severance is addressed in Section 7.12C) sponsored by BFST or BF Bank to the extent permitted by such BFST Employee Plan and any Legal Requirements. To the extent permitted by such BFST Employee Plan and any Legal Requirements, any eligibility waiting period and pre-existing condition exclusion applicable to such BFST Employee Plan will be waived with respect to each RSBI Employee and his or her eligible dependents. To the extent permitted by Legal Requirement and the applicable BFST Employee Plan, BFST will credit each RSBI Employee and his or her eligible dependents for the year during which coverage under BFST’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such RSBI Employee during such year under the RSBI’s group health plan. Each RSBI Employee shall retain the vacation accrual earned under RSBI’s vacation policy as of the Effective Time so that such RSBI Employee shall receive under BF Bank’s vacation policy a vacation benefit no less than what such RSBI Employee had earned under RSBI’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with BFST’s vacation policy. From and following the Closing Date, such RSBI Employee will begin to accrue vacation, sick and personal time under BFST’s policies, with such RSBI Employee being given credit for prior service with RSBI or Richland State Bank for purposes of RSBI’s policies governing vacation, sick and personal time. For purposes of determining a RSBI Employee’s benefits for the calendar year in which the Merger occurs under BFST’s vacation program, any vacation taken by a RSBI Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total BFST vacation benefit available to such RSBI Employee for such calendar year.

C.     Any current RSBI Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) within one (1) year following the Effective Time, will receive a lump sum severance payment from BF Bank (which payment BFST will cause to be made) in an amount equal to one weeks’ compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with RSBI as of the Effective Time (with a minimum of four (4) weeks’ base salary and subject to a maximum of up to 26 weeks’ base salary), subject to the execution of a release of claims against BFST and its Affiliates. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of BFST and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against BFST or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with BF Bank.

Section 7.13     Bank Merger Transaction. The parties will cooperate to take all actions (including making all such filings) necessary and appropriate to effectuate the Bank Merger, to be effective as soon as practicable following the Effective Time.

Section 7.14    Termination of Data Processing Contracts. BFST intends to convert some or all of RSBI’s information and data onto BFST’s information technology systems (the “Data Conversion”). RSBI agrees to cooperate with BFST in preparing for the Data Conversion, including providing reasonable access to data, information systems, and personnel having expertise with RSBI’s and Richland State Bank’s information and data systems. Until the Effective Time, RSBI shall advise BFST of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving RSBI or Richland State Bank. RSBI will cooperate with BFST and take all necessary actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by BFST.

Section 7.15   Conforming Accounting Adjustments. If requested by BFST, RSBI will and will cause Richland State Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as BFST may reasonably request to conform the accounting records of RSBI and Richland State Bank to the accounting policies and practices of BFST and BF Bank, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by RSBI or Richland State Bank of any adverse circumstances for purposes of determining whether the conditions to BFST’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the Aggregate Merger Consideration. No adjustment required by BFST will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to RSBI or Richland State Bank.

Section 7.16    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of any Party for the periods then ended, that may be provided by such Party to the other Party subsequent to the date hereof, will be prepared from the books and records of such Party and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of such Party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by the Subsidiary of a Party subsequent to the date hereof will fairly present the financial position of such Subsidiary and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.

Section 7.17     Indemnification.

A.     To the extent not prohibited by any Legal Requirements, BFST agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of RSBI or Richland State Bank, determined as of the Effective Time (each, an “Indemnified Party”), as provided in RSBI’s or Richland State Bank’s Constituent Documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Time will survive the Merger and continue in full force and effect, without any amendment thereto, for a period of four (4) years.

B.     The rights to indemnification granted by this Section 7.17 are subject to the following limitation: amounts otherwise required to be paid by BFST to any Indemnified Party under this Section 7.17 will be reduced by any amounts that such Indemnified Party recovers from any third party.

C.     Any Indemnified Party wishing to claim indemnification under Section 7.17A, upon learning of any Proceeding described above, must promptly notify BFST, but the failure to so notify will not affect the obligations of BFST under Section 7.17A, except to the extent that BFST is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) BFST will have the right to assume the defense thereof and BFST will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BFST elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between BFST and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BFST (which may not exceed one firm in any jurisdiction), and BFST will be subject to the obligations with respect to legal fees and expenses as provided in RSBI’s or Richland State Bank’s Constituent Documents; (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) BFST will not be liable for any settlement effected without its prior written consent; and (iv) BFST will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by any Legal Requirement.

D.     The provisions of this Section 7.17 (i) are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives and (ii) are in addition to, and not in substitution for, any other indemnification or contribution that any such person may have by contract or otherwise.

Section 7.18     Other Agreements.

A.     RSBI will deliver to BFST, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit B, executed as of the date hereof by each director and each executive officer of RSBI and Richland State Bank.

B.     RSBI will deliver to BFST, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit C, executed by each of the directors of RSBI and its Subsidiaries that did not enter into an Employment Agreement (as defined below), which non-competition agreements shall not become effective until the Effective Time.

C.     Each of the directors and executive officers of RSBI and Richland State Bank listed on Section 7.18C of the Schedules will deliver to BFST, contemporaneously with the execution of this Agreement, a release in the form attached hereto as Exhibit D (“Release”), releasing RSBI and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument). At the Closing, RSBI agrees to deliver to BFST an instrument executed by each of the directors of RSBI and its Subsidiaries listed on Section 7.18 of the Schedules, reaffirming, as of the Closing Date, such director’s or officer’s release, obligations and other covenants contained in such director’s or officer’s release agreement delivered pursuant this Section 7.18C. The Release shall not be construed to release the insurance coverage of any director and officer under existing insurance policies and/or coverage purchased under Section 7.17 of this Agreement.

D.     Certain officers of RSBI and Richland State Bank, the names of which persons are listed on Section 7.18D of the Schedules, will deliver to BFST, contemporaneously with the execution of this Agreement, an employment agreement (the “Employment Agreements”).

E.     Certain employees of RSBI and Richland State Bank, the names of which persons are listed on Section 7.18E of the Schedules, will deliver to BFST, contemporaneously with the execution of this Agreement, a retention agreement (the “Retention Agreements”).

Section 7.19     Employment and Change in Control Agreements. RSBI will cause Richland State Bank to take all actions necessary to terminate the deferred compensation, change-in-control or other similar agreements listed on Section 7.19 of the Schedules, without further liability to Richland State Bank, BFST or any of their respective Affiliates and all amounts owed thereunder will be paid or accrued by RSBI prior to the Determination Date, except for liability for payments required to be made upon, or as a result of, the termination of such agreements, which payments will be made or accrued by RSBI prior to the calculation of Adjusted Tangible Shareholders’ Equity pursuant to Section 2.06.

Section 7.20    NASDAQ Listing. BFST shall file all documents required to be filed to have the shares of BFST Common Stock to be issued pursuant to this Agreement included for listing on the NASDAQ Stock Market and use its commercially reasonable efforts to effect said listing.

Section 7.21    Issuance of BFST Common Stock. The shares of BFST Common Stock to be issued by BFST to the shareholders of RSBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BFST Common Stock to be issued to the shareholders of RSBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of BFST or any other Person. The BFST Common Stock to be issued to the shareholders of RSBI pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for BFST Common Stock issued to any shareholder of RSBI who may be deemed to be an “affiliate” (under the Exchange Act) of BFST after completion of the Merger.

Section 7.22    Minutes of Director and Committee Meetings. RSBI will provide BFST with the following relating to Board of Directors or senior management committee meetings held after the date of this Agreement: (i) minutes of each regulator and special meeting of the Board of Directors of RSBI or Richland State Bank within ten (10) days of approval by said Board of Directors; and (ii) copies of the minutes of each regular and special meeting of any Board or senior management committee of RSBI or Richland State Bank within ten (10) days after the date of the approval thereof. Any portion of the cited minutes may specifically exclude, upon the advice of legal counsel, portions of such minutes devoted to the discussion of this Agreement or the Merger.

Section 7.23   No Control. Nothing contained in this Agreement shall give BFST, directly or indirectly, the right to control or direct the operations of RSBI or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of RSBI and BFST shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations

Section 7.24   Calculation of Adjusted Tangible Shareholders’ Equity. No later than five (5) Business Days prior to the Closing, RSBI shall prepare and deliver to BFST a draft statement setting forth in reasonable detail a calculation of the Adjusted Tangible Shareholders’ Equity of RSBI as of the Determination Date. Upon receipt of such draft statement, the parties shall work in good faith to finalize and agree upon the calculation of the Adjusted Tangible Shareholders’ Equity of RSBI in accordance with Section 3.01B.

Section 7.25   Section 16 Matters. If the Parties determine that any officer of RSBI will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the RSBI Board and the BFST Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of RSBI Stock into BFST Common Stock and (ii) the acquisition of BFST Common Stock pursuant to the terms of this Agreement by officers and directors of RSBI subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of RSBI who may become an officer or director of BFST subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the RSBI Board shall adopt resolutions that specify (A) the name of each individual whose disposition of RSBI Stock (including RSBI stock options and other derivative securities with respect to RSBI Stock) is to be exempted, (B) the number of shares of RSBI (including RSBI stock options and other derivative securities with respect to RSBI Stock) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the BFST Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of BFST Common Stock is to be exempted, (B) the number of shares of BFST Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. BFST and RSBI shall provide to counsel of the other Party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and RSBI shall provide BFST with such information as shall be reasonably necessary for the BFST Board to set forth the information required in the resolutions of the BFST Board.

Section 7.26     Appointment of Director. As soon as practicable after the Effective Time, BFST shall, and shall cause BF Bank to, appoint N. Jerome Vascocu to a newly created position on the board of directors of BFST and BF Bank, respectively.

Section 7.27    RSB Insurance Company, LLC. RSBI shall take any and all actions necessary to terminate the legal existence of RSB Insurance Company, LLC, effective no later than one (1) Business Day prior to the Closing Date.

Section 7.28     Community Insurance Financial Center, LLC. RSBI shall take any and all actions necessary to begin liquidation of its investment in Community Insurance Financial Center, LLC, effective no later than one (1) Business Day prior to the Closing Date.

Article VIII
CONDITIONS TO CLOSING

Section 8.01     Conditions to Each Party’s Obligation. The obligation of each Party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     The Agreement and the Merger will have been approved by the shareholders of RSBI.

B.     All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired, and such Requisite Regulatory Approvals will have been received upon terms and conditions satisfactory to the parties.

C.     All consents and approvals listed in Section 4.07 and Section 5.09 of the Schedules will have been received and will remain in full force and effect and will have been received upon terms and conditions satisfactory to the parties.

D.     No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any Party to this Agreement to consummate the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

E.     The Merger will qualify as a reorganization under Section 368(a) of the Code.

F.     The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Section 8.02     Conditions to Obligations of BFST. The obligation of BFST to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     The representations and warranties of RSBI in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.     The covenants and obligations of RSBI to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

C.     BFST will have received all documents and instruments required to be delivered by RSBI at or prior to the Closing.

D.     Holders of shares of RSBI Stock representing no more than five percent (5%) of the issued and outstanding RSBI Stock will have demanded or be entitled to exercise appraisal rights under the LBCA.

E.     No RSBI Options shall be outstanding, and each shall have been exercised or terminated and cancelled prior to the Effective Time in accordance with Section 2.08.

F.     BFST will have received from each of the directors and executive officers of RSBI and Richland State Bank an instrument reaffirming, as of the Closing Date, such director’s or officer’s release, obligations and other covenants contained in such director’s or officer’s Release delivered in connection with this Agreement pursuant to Section 7.18C.

G.     There will have been no Material Adverse Change with respect to RSBI or Richland State Bank.

H.     The Requisite Regulatory Approvals shall not have imposed any non-standard conditions, restrictions or requirements that, individually or in the aggregate, would be reasonably likely to materially and adversely diminish the economic benefit of the Merger to BFST.

I.     The Adjusted Tangible Shareholders’ Equity of RSBI, determined in accordance with Section 2.06 as of the Determination Date shall be not less than $34,600,000, less any Approved Distributions.

J.     The legal existence of RSB Insurance Company, LLC, shall have been terminated, effective no later than one (1) Business Day prior to the Closing Date.

K.     RSBI’s investment in Community Insurance Financial Center, LLC, shall have been liquidated, effective no later than one (1) Business Day prior to the Closing Date.

Section 8.03     Conditions to Obligations of RSBI. The obligation of RSBI to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     The representations and warranties of BFST in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.     The covenants and obligations of BFST to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

C.     RSBI will have received all documents and instruments required to be delivered by BFST at or prior to the Closing.

D.     There will have been no Material Adverse Change with respect to BFST or BF Bank.

Article IX
TERMINATION

Section 9.01     Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows, and in no other manner:

A.     By the mutual written agreement of RSBI and BFST.

B.     By either BFST or RSBI, if the Effective Time has not occurred by the close of business on March 31, 2019, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 9.01B will not be available to any Party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has materially contributed to the failure of the Effective Time to occur on or before such date.

C.     By either BFST or RSBI, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority, or if BFST or RSBI reasonably determines in good faith after consultation with their respective counsel that there is substantial likelihood that any Requisite Regulatory Approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.

D.     By either BFST or RSBI (provided that the Party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or in any Schedule or document delivered under this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement such that Section 8.02A or Section 8.02B, with respect to RSBI, or Section 8.03A or Section 8.03B, with respect to BFST, would not be satisfied and such breach is not curable or, if curable, has not been cured within thirty (30) days after written notice of the breach is given by the non-breaching Party to the breaching Party.

E.     By RSBI at any time before the RSBI Shareholder Approval if before such time, RSBI receives an unsolicited bona fide Acquisition Proposal and the board of directors of RSBI determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and BFST Expenses (each as defined herein)) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or is reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that RSBI may not terminate this Agreement under this Section 9.01D unless:

(i)     RSBI has provided prior written notice to BFST at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises BFST that the board of directors of RSBI has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii)     during the Notice Period, RSBI negotiates, and causes its financial advisor, if any, and outside legal counsel to negotiate, with BFST in good faith (to the extent BFST desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of RSBI considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with its financial advisors and the advice of its outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by BFST.

If during the Notice Period any revisions are made to the Superior Proposal and the RSBI Board in its good faith judgment determines such revisions are material, RSBI shall deliver a new written notice to BFST and shall comply with the requirements of this Section 9.01E with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this Section 9.01E shall not be deemed effective until payment of the Termination Fee and/or BFST Expenses as required by Section 9.04.

F.     By RSBI if:

(i)     the Average Quoted Price is less than 80% of the Starting Price; and

(ii)     the quotient obtained by dividing the Average Quoted Price by the Starting Price is less than 80% of the quotient obtained by dividing the Average Index Price as of the fifth Business Day immediately prior to the Closing Date (the “Trading Determination Date”) by the Average Index Price as of the Business Day immediately prior to the execution of this Agreement.

If RSBI elects to exercise its termination right pursuant to this Section 9.01F, it shall give prompt written notice thereof to BFST at any time during the two (2) Business Day period following the Trading Determination Date. During the two (2) Business Day period immediately following the day on which BFST receives such notice, BFST shall have the option, in its sole and absolute discretion, to increase the Aggregate Cash Consideration or Aggregate Stock Consideration such that, as a result of such adjustment, the sum of (i) the Aggregate Cash Consideration and (ii) the Aggregate Stock Consideration multiplied by the Average Quoted Price shall be no less than the Minimum Merger Consideration. If BFST should so elect, it shall give prompt written notice thereof to RSBI of such election and the increase in Aggregate Cash Consideration or Aggregate Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 9.01F and this Agreement shall remain in effect in accordance with its terms, except as the Aggregate Cash Consideration or Aggregate Stock Consideration shall have been so modified.

For purposes of this Section 9.01F, the following terms shall have the meanings indicated below:

(i)     “Average Index Price” means the average closing price of the NASDAQ Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by BFST) during the ten (10) consecutive trading days immediately prior to the applicable date.

(ii)     “Average Quoted Price” means the per share volume weighted average price (rounded to two decimal places) of BFST Common Stock as reported on NASDAQ during the ten (10) consecutive trading days immediately prior to Trading Determination Date.

(iii)      “Minimum Merger Consideration” shall be the sum, prior to any adjustments under this Section 9.01F, of (i) $20.00 multiplied by the Aggregate Stock Consideration and (ii) the Aggregate Cash Consideration.

(iv)     “Starting Price” means $25.00.

G.     By BFST if (i) RSBI has breached its covenant contained in Section 7.08 prior to the termination of this Agreement; (ii) the RSBI Board resolves to accept a Superior Proposal; or (iii) the RSBI Board effects a Change in Recommendation.

H.     By either BFST or RSBI if the RSBI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the RSBI Meeting.

Section 9.02     Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 10.06.

Section 9.03    Effect of Termination. Except as provided in Section 9.04, if this Agreement is terminated, neither Party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a Party from any liability for any breach by it occurring prior to termination; and provided further, that Section 7.07, this Section 9.03 and Article X (other than Section 10.09) will survive any termination of this Agreement.

Section 9.04    Termination Fee and Expenses. To compensate BFST for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BFST, RSBI and BFST agree as follows:

A.     Provided that BFST is not in material breach of any covenant or obligation under this Agreement (which breach, if curable, has not been cured within fifteen (15) days following receipt of written notice thereof by RSBI specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)     RSBI under the provisions of Section 9.01E, then RSBI shall pay to BFST the sum of $2,250,000 (the “Termination Fee”) plus all expenses incurred by BFST in connection with the proposed transaction in immediately available funds, provided that the aggregate amount of all such expenses shall not exceed $250,000 (“BFST Expenses”);

(ii)     BFST under the provisions of Section 9.01G, then RSBI shall pay to BFST the Termination Fee plus the BFST Expenses in immediately available funds;

(iii)     either BFST or RSBI under the provisions of (A) Section 9.01B, if at the time of termination, the S-4 Registration Statement has been declared effective for at least twenty-five (25) business days prior to such termination and RSBI shall have failed to call, give notice of, convene and hold the RSBI Meeting in accordance with Section 7.03, or (B) Section 9.01H, if, at the time of termination, there exists an Acquisition Proposal with respect to RSBI, then RSBI shall pay to BFST the BFST Expenses in immediately available funds; and

(iv)     either BFST or RSBI under the provisions of (A) Section 9.01B, if at such time the RSBI Shareholder Approval has not occurred, or (B) Section 9.01H, if, at the time of termination, there exists an Acquisition Proposal with respect to RSBI and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, RSBI enters into an Acquisition Agreement with any Person with respect to any Acquisition Proposal, then RSBI shall pay to BFST the Termination Fee in immediately available funds, which shall be in addition to the BFST Expenses to be paid pursuant to Section 9.04A(iii).

B.     The payment of the Termination Fee and/or BFST Expenses shall be BFST’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.04. For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.04 be payable on more than one occasion.

C.     Any payment required by Section 9.04 shall become payable within two (2) business days after receipt by the non-terminating Party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.04A(iv), then such payment shall become payable on or before the date of execution by RSBI of an Acquisition Agreement.

D.     For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

E.     For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to RSBI or publicly announced to RSBI’s shareholders) by any Person (other than BFST or any of its Affiliates) for an Acquisition Transaction involving RSBI, any Subsidiary or any future Subsidiary of RSBI, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of RSBI as reflected on RSBI’s most recent consolidated statement of condition prepared in accordance with GAAP.

F.     For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from RSBI by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than BFST or any of its Affiliates, of 25% or more in interest of the total outstanding voting securities of RSBI or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than BFST or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of RSBI or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving RSBI or any of its Subsidiaries pursuant to which the shareholders of RSBI immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of 25% or more of the assets of RSBI or any of its Subsidiaries; or (iii) any liquidation or dissolution of RSBI or any of its Subsidiaries.

G.     For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the RSBI Board reasonably determines, in its good faith judgment based on, among other things, the advice of RSBI’s outside counsel and its financial advisors, if any, to be (i) more favorable from a financial point of view to the shareholders of RSBI than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of RSBI’s outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” and “75%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

Article X
MISCELLANEOUS

Section 10.01    Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.

Section 10.02     Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the Party incurring the expense.

Section 10.03     Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).

Section 10.04    Further Cooperation. Each Party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.

Section 10.05    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (i) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (ii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iii) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 10.06    Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, a nationally recognized overnight courier service, or prepaid registered mail (return receipt requested) as follows:

If to BFST:

Business First Bancshares, Inc. 500 Laurel Street, Suite 101 Baton Rouge, Louisiana 70801 Attn: David R. Melville, III Fax: (225) 248-7650 Electronic mail: jude.melville@b1bank.com

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Lowell W. Harrison, Esq.
Fax: (512) 583-5940
Electronic mail: lharrison@fkhpartners.com

If to RSBI:

Richland State Bancorp, Inc. 724 Louisa Street Rayville, Louisiana 71269
Attention: N. Jerome Vascocu
Fax: (318) 728-6834
Electronic mail: jvascocu@richlandbank.net

With a copy to:

Kantrow, Spaht, Weaver & Blitzer (APLC)
445 North Boulevard, Suite 300
Baton Rouge, Louisiana 70802
Attention: Bob D. Tucker, Esq.
Fax: (225) 343-0630
Electronic mail: bob@kswb.com

Section 10.07     Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER.

Section 10.08     Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the Party or parties whose signature(s) appear thereon.

Section 10.09     Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement was not performed in accordance with its terms or otherwise was materially breached. Therefore, each Party agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.10     Attorneys’ Fees and Costs. In the event of a dispute between the parties to this Agreement related to or arising out of any material breach or alleged material breach of this Agreement that gives rise to a Proceeding, the prevailing Party in such Proceeding will be entitled to reimbursement from the non-prevailing Party for all losses, damages, costs, liabilities or expenses reasonably incurred by the prevailing Party in furtherance of or defense of the Proceeding, including, without limitation, reasonable attorneys’ fees, whether incurred in preparation for or in the conduct of the Proceeding (including, without limitation, a Proceeding to determine the entitlement and amount to any award of attorneys’ fees).

Section 10.11    Binding Effect; Assignment. No Party to this Agreement will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the respective legal representatives, successors and permitted assigns of the parties.

Section 10.12     Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 7.17. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

Section 10.13   Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, BFST and RSBI may amend this Agreement, extend the time for the performance of any obligations or other acts of any other Party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each Party. No Party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any Party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a Party may unilaterally waive a right that is solely applicable to it.

Section 10.14    Disclosure Schedules; Supplements to the Disclosure Schedules.

A.     Information in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.

B.     Each Party may from time to time prior to the Closing supplement the Schedules delivered by such Party with respect to any matter that (i) arises and becomes known by the disclosing Party after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement unless the other Party waives the breach in the manner set forth in this Agreement.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
President and Chief Executive Officer

RICHLAND STATE BANCORP, INC.

By:	/s/ N. Jerome Vascocu
N. Jerome Vascocu
President and Chief Executive Officer

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

EXHIBIT B

FORM OF VOTING AGREEMENT

EXHIBIT C

FORM OF DIRECTOR SUPPORT AGREEMENT

EXHIBIT D

FORM OF RELEASE